SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a letter to certain clients of Lebenthal & Co., a subsidiary of The MONY Group. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

Lebenthal Client Letter

[Date]

Dear (Name of client):

I(we) have some exciting news to share with you.

Our parent company, The MONY Group, recently announced that it has entered into an agreement to become a wholly-owned subsidiary of AXA Financial, Inc. The transaction is subject to shareholder and regulatory approvals as well as other customary closing conditions and is expected to close by the end of the first quarter of 2004.

With approximately $415 billion in assets under management as of December 31, 2002, AXA Financial is one of the world’s premier financial services organizations. And you may recognize some of AXA Financial’s strong brands: The Equitable Life Assurance Society of the U.S., Alliance Capital Management L.P., and Sanford C. Bernstein & Co.

AXA Financial is one of the most respected companies in our industry and shares much in common with Advest and The MONY Group. In terms of philosophy, AXA Financial places a strong belief in the value of customized financial advice and wealth management solutions — the model that forms the basis of all that we do here at Lebenthal.

What does this mean for you as a Lebenthal client?

It means that from an organizational standpoint, we will continue to operate as we currently do. Our offices will remain in their current locations and our brand will likewise remain unchanged.

Most importantly, however, our focus on providing you with the best advice possible will not change. You will now enjoy an enhanced range of product and service offerings through our affiliation with AXA Financial, beginning next year following the closing of this transaction.

I(we) will keep you apprised of further developments as they unfold over the coming months. Please feel free to contact me with any questions you may have. I(we) appreciate the trust you have placed in me(us) over the years and look forward to continuing to serve your financial needs for many more to come.

Sincerely,

Financial Advisor

# # #

Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.